Contact:

Michael Earley	Al Palombo
Metropolitan Health Networks, Inc.	Cameron Associates
President and Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209

METROPOLITAN HEALTH NETWORKS, INC.

U.S. Attorney’s Office Investigation Terminated

West Palm Beach, FL, February 10, 2004—Metropolitan Health Networks, Inc. (OTC  BB: MDPA) announced that it has received notification from the U.S. Attorney’s Office in Delaware that its investigation of the Company has been terminated.  Commenting on this development, Michael Earley, Metropolitan’s President and CEO, stated, “We are pleased with this development and very happy to have this matter concluded.”

Metropolitan is a growing healthcare company in Florida that manages healthcare services for patients in South and Central Florida.  To learn more about Metropolitan Health Networks, Inc., please visit its website at www.metcare.com.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks in part detailed in the company’s Securities and Exchange Commission 10-K, 10-Q, S-8 and 8-K filings, that may cause actual results to materially differ from projections.  Although Metropolitan Health Networks, Inc. believes its expectations are reasonable assumptions within the bounds of its knowledge of its businesses and operations; there can be no assurance that actual results will not differ materially from their expectations.  Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the company’s ability to continue as a going concern; volatility of the company’s stock and price; the ability to raise funds for working capital and acquisitions; access to borrowed or equity capital on favorable terms.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this report will, in fact, occur.